Exhibit 4.52

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Property, entered into on April 8, 2020, in connection with Fazenda Alto Taquari

Parties: Imobiliária Mogno Ltda., as Seller; and Airton Dall’Ago and Geancarlo Dall’Ago, as Buyers.

Purpose: The commitment to sell a total area of 104,98 arable hectares to be originated from Fazenda Alto Taquari, for the total price, in Brazilian national currency (Reais), equivalent to 115,478 bags of soybeans, to be paid as follows: (i) the first installment, in the amount, in Brazilian Reais, equivalent to 22,000 bags of soybeans, shall be paid by June 7, 2020; (ii) the second installment, in the amount, in Brazilian Reais, equivalent to 7,000 bags of soybeans, shall be paid on April 30, 2021; (iii) the third installment, in the amount, in Brazilian Reais, equivalent to 7,000 bags of soybeans, shall be paid on April 30, 2022; (iv) the fourth installment, in the amount, in Brazilian Reais, equivalent to 30,000 bags of soybeans, shall be paid on April 30, 2023; (v) the fifth installment, in the amount, in Brazilian Reais, equivalent to 30,000 bags of soybeans, shall be paid on April 30, 2024; and (vi) the sixth installment, in the amount, in Brazilian Reais, equivalent to 19,478 bags of soybeans, shall be paid on April 30, 2025.